Exhibit 99.1

2941 Fairview Park Drive, Suite 100
Falls Church, VA 22042-4513	News
www.generaldynamics.com
Contact: Lucy Ryan
Tel: 703 876 3631
lryan@generaldynamics.com

August 7, 2018

General Dynamics Appoints Marzilli as Executive Vice President; Brady as President of General Dynamics Mission Systems; Johnson to Retire

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Christopher Marzilli to be executive vice president of the Information Technology and Mission Systems segments, effective January 1, 2019, to succeed S. Daniel Johnson, who has informed the company of his intent to retire on December 31, 2018. Christopher J. Brady, vice president of engineering for General Dynamics Mission Systems, will succeed Marzilli as president of General Dynamics Mission Systems.

“Chris Marzilli has played a pivotal role in building the Mission Systems business and in this new role, he will ensure both businesses continue to expand and meet the needs of our customers, employees and shareholders,” said Phebe Novakovic, chairman and chief executive officer. “Chris Brady has a wealth of experience in meeting our customer’s complex requirements and I am confident that with his leadership, General Dynamics Mission Systems will remain a global leader in mission-critical systems and electronics.”

In announcing the retirement of Johnson, Novakovic said, “Dan has had a distinguished career with General Dynamics. He has helped to position our company in the IT and C4ISR markets and has been a valued and trusted advisor. We wish him well in his retirement.”

Marzilli has been the president of General Dynamics Mission Systems since January 2015, and became a vice president of General Dynamics in January 2006. Prior to being named president of Mission Systems, he was president of General Dynamics C4 Systems, from 2006 to 2014. Marzilli joined GTE Government Systems in 1981, which was acquired by General Dynamics in 1999, and held positions of increasing responsibility in program management, before becoming a deputy general manager in 2003.

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Brady is vice president of engineering for General Dynamics Mission Systems, responsible for all engineering execution and technology roadmaps. Previously, he served as the general manager of the company’s Assured Communications Systems business area and director of radio products. Brady joined a division of Motorola in 1993, which was later acquired by General Dynamics in 2001.

More information about General Dynamics is available at www.generaldynamics.com.

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